UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549



FORM 8-K



CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of
1934



July 3, 1996
Date of Report (Date of earliest event reported)



CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation or organization)

0-23192
Commission File Number

13-3276138
(I.R.S. Employer Identification  Number)



888 Seventh Avenue, New York, New York  10106
(Address of Principal Executive Offices) (Zip Code)



(212) 977-4447
(Registrant's telephone number, including area code)



Item 1.  Changes in Control of Registrant.

(a) On July 3, 1996, pursuant to a stock purchase agreement (the "Stock Purchase Agreement") dated that date among Leonard R. Bennett, Peter Bennett, Hanseatic Corporation ("Hanseatic") and Stephen Russell, individually and as an agent for certain individuals, Leonard Bennett sold to Hanseatic and Mr. Russell an aggregate of 813,314 shares of common stock, $.033 par value ("Common Stock"), of Celadon Group, Inc. (the "Corporation") at a price of $9.00 per share, and Peter Bennett sold to Hanseatic an additional 40,000 shares of Common Stock at a price of $9.00 per share. Upon the closing under the Stock Purchase Agreement, Hanseatic beneficially owned 995,056 shares of Common Stock, including 12,121 shares issuable upon exercise of warrants held by Hanseatic, or approximately 12.8% of the outstanding shares of Common Stock. Such shares exclude shares beneficially owned by Mr. Russell, who is a party to a stockholders agreement with Hanseatic as described below. Paul A. Biddelman, the treasurer of Hanseatic and a director of the Corporation, owns an additional 16,166 shares of Common Stock issuable upon the exercise of outstanding stock options exercisable within 60 days.

Upon the closing under the Stock Purchase Agreement, Mr. Russell owned 998,314 shares of Common Stock, including 40,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days, or approximately 12.8% of the outstanding shares of Common Stock.

According to a Schedule 13D filed with the Securities Exchange Commission by Hanseatic, Wolfgang Traber and Paul A. Biddelman, jointly, the funds, in the amount of $4,934,826, to purchase from Messrs. Bennett an aggregate of 548,314 shares of Common Stock were obtained by Hanseatic Americas LDC, a Bahamian limited duration company of which the sole managing member is Hansabel Partners, L.L.C., a Delaware limited liability company of which Hanseatic is the sole managing member, from a combination of working capital and a loan facility provided by M.M. Warburg & Co. Luxembourg S.A. According to Mr. Russell, the funds, in the amount of $405,000, used by him, individually, to purchase from Leonard Bennett an aggregate of 45,000 shares of Common Stock were his personal funds.

In connection with the closing under the Stock Purchase Agreement, Hanseatic, the Corporation, Stephen Russell and Leonard Bennett amended the stockholders agreement dated as of October 8, 1992 among them to release Mr. Bennett from his obligations thereunder and to provide that, as long as Hanseatic or Mr. Russell each beneficially own at least five percent of the outstanding shares of Common Stock, the Corporation shall use its best efforts to insure that one member of the Corporation's board of directors is a designee of Hanseatic and that another member of the Corporation's board of directors is a designee of Mr. Russell. In addition, Mr. Russell and Hanseatic have agreed to vote all shares of Common Stock owned by them in favor of the election of such nominees or, upon the death of Mr. Russell, for the designee of the holder of a majority of Mr. Russell's shares of Common Stock on the date of death.

In addition, simultaneously with the closing under the Stock Purchase Agreement, Stephen Russell and Leonard Bennett terminated the voting agreement (the "Voting Agreement") dated as of October 8, 1992 between them. The Voting Agreement provided that Mr. Bennett and Mr. Russell each would vote their shares of Common Stock for the other's designee.


(b) The Corporation does not know of any arrangement the operation of which may at a subsequent date result in a change in control of the Corporation.


Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

  1.  Text of Press Release, dated July 8, 1996.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Celadon Group, Inc., has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.



By: /s/ Don S. Snyder
Don S. Snyder
Executive Vice President and
  Chief Financial Officer


Date:  July 18, 1996

Exhibit 1


CELADON ANNOUNCES CONCLUSION OF STOCK TRANSACTION

INDIANAPOLIS, INDIANA, July 8, 1996, Celadon Group, Inc. (NASDAQ:
CLDN) today reported the previously announced changes in holdings of certain shareholders has been completed. Steve Russell, Chairman, other members of Celadon management, Hanseatic Corporation and two other funds have purchased 813,314 shares of Celadon Group, Inc. common stock from Leonard Bennett for $9.00 per share. Mr. Bennett simultaneously resigned as President and a Director of the Company and will act as a consultant for the next three years. Additionally, Mr. Bennett has acquired Celadon's South American subsidiary, Celsur, for approximately $3.1 million.

Separately, the Company announced that Mr. Ronald S. Roman is joining Celadon as Executive Vice President, Fleet Management. Mr. Roman's prior experience includes responsibility for fleet management at both North American Van Lines and Pepsico.

Celadon Group is a full truckload company, with facilities in the U.S. and Mexico. Celadon is a leader in truckload movements among NAFTA countries.

For information contact Don Snyder at 317-972-7033.